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
                                                                   Exhibit 12
                                                                   ----------

                   FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
                   -----------------------------------------------------------
                                  FIRST UNION MANAGEMENT, INC.
                                  ----------------------------
                     STATEMENTS OF RATIOS OF COMBINED INCOME FROM OPERATIONS
                     -------------------------------------------------------
                            AND COMBINED NET INCOME TO FIXED CHARGES
                            ----------------------------------------
                                  (IN THOUSANDS, EXCEPT RATIOS)
                                                                             Years Ended December 31,
                                                         ----------------------------------------------------------------
                                                           1993          1992          1991          1990          1989
                                                         --------      --------      --------      --------      ---------
Income from operations                                   $10,276       $12,657       $13,330       $15,917       $17,280

Add fixed charges                                         19,103        19,469        21,513        23,096        23,018
                                                         -------       -------       -------       -------       -------
Income from operations, as defined                        29,379        32,126        34,843        39,013        40,298

Capital gains                                              4,948         5,775         4,906         4,722        12,724
                                                         -------       -------       -------       -------       -------
Net income, as defined                                   $34,327       $37,901       $39,749       $43,735       $53,022
                                                         =======       =======       =======       =======       =======
Fixed charges:
  Interest
    - Mortgage loans                                     $ 5,777       $ 6,182       $ 6,493       $ 7,045       $ 6,710
    - Senior notes                                         5,779         4,199         4,199         6,386         9,449
    - 10.25% Debentures                                    3,214         3,858         3,858         3,861         3,869
    - Bank loans and other                                 3,747         4,694         6,221         4,986         2,133
    Amortization of debt issue costs                         162           122            95           131           180
    Rents (1)                                                424           414           647           687           677
                                                         -------       -------       -------       -------       -------
Fixed charges, as defined                                $19,103       $19,469       $21,513       $23,096       $23,018
                                                         =======       =======       =======       =======       =======
Ratio of income from operations, as
 defined, to fixed charges                                  1.54          1.65          1.62          1.69          1.75
                                                         =======       =======       =======       =======       =======
Ratio of net income, as defined,
 to fixed charges                                           1.80          1.95          1.85          1.89          2.30
                                                         =======       =======       =======       =======       =======

- ----------------------
(1) The interest portion of rentals is assumed to be one-third of all ground rental and net lease payments.




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